                                                             EXHIBIT - 99.(a)(4)
NEWS RELEASE

Public Storage, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA 91221-5050

--------------------------------------------------------------------------------

                         For Release:      Immediately
                         Date:             August 29, 1997
                         Contact:          Mr. Harvey Lenkin
                                           (818) 244-8080

GLENDALE, California -- Public Storage, Inc. (NYSE:PSA), announced today that the Company's cash tender offer for units of limited partnership interest in PS Partners VI, Ltd., a California Limited Partnership, was extended from September 2, 1997 to 5:00 p.m. New York City time on September 9, 1997.

In the tender offer, approximately 7,553 units have been tendered.

                                      ###